Exhibit 99.1

Contact:
Lee Jacobson
Vice President
Investor Relations
617-638-2065

News for Immediate Release

First Marblehead Announces Management Changes Including Appointment of Kenneth Klipper as Chief Financial Officer and Gary Santo as Co-Head of Capital Markets

Boston, MA, September 22, 2008 — The First Marblehead Corporation (NYSE: FMD) announced a series of changes to its management structure.

The company announced that Kenneth Klipper will become the Chief Financial Officer effective immediately, succeeding John Hupalo, who has decided to leave the company to pursue other opportunities.  Prior to his appointment as Chief Financial Officer, Mr. Klipper served as Senior Vice President, Treasurer and Chief Accounting Officer of First Marblehead.  Prior to joining First Marblehead, Mr. Klipper was the Chief Executive Officer of BrownCo., an online brokerage firm at the time owned by JPMorgan.  Mr. Klipper is a certified public accountant with over twenty-seven years of experience in financial services.

In appointing Mr. Klipper to the position of Chief Financial Officer, First Marblehead’s Chief Executive Officer Daniel Meyers said, “Ken has been a tremendous asset to First Marblehead since he joined the company in 2005.  I look forward to working closely with him as he leads the company’s finance and accounting functions.”

The company also announced that the Capital Markets Group will now be led by Gary Santo and Stein Skaane.  Mr. Santo is rejoining the company, effective September 29, 2008, after serving as a Managing Director in the Structured Finance Group at Fitch Ratings since July 2007.  He previously spent eleven years in the Capital Markets Group at First Marblehead.  Stein Skaane, who currently serves as Executive Vice President of Product Strategy, has been with First Marblehead since 2001 and before that worked at State Street Corporation in its Structured Finance Group.  The reconstituted Capital Markets Group will also include personnel currently responsible for quantitative analysis, risk analysis, and product strategy.

“First Marblehead has unparalleled expertise in structuring and financing private student loan products and Stein and Gary are perfectly suited to co-head the Capital Markets group during this challenging time,” said Mr. Meyers.

The company also announced that Michael Plunkett, Senior Vice President of Loan Operations, will head the company’s newly combined Loan Origination and Information Technology department.  Additionally, the Marketing and Business Development departments will report directly to Mr. Meyers. Mr. Plunkett, who has been with First Marblehead since 2003, joined the company after serving as a Captain in the United States Navy for over 24 years.  “Mike Plunkett can help the company focus on minimizing costs and maximizing efficiencies across our loan origination and technology platforms.  As we realign the organization to help ensure future success, we thank the departing Executive Vice Presidents, Anne Bowen, Dick Ross, John Hupalo and Greg Johnson for their service to the company and wish them the best in their future endeavors,” said Meyers.

About The First Marblehead Corporation — First Marblehead provides financial solutions that help students achieve their dreams.  The company helps meet the growing demand for private education loans by offering national and regional financial institutions and educational institutions an integrated suite of design, implementation and capital market services for student loan programs.  First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans.  For more information, go to www.firstmarblehead.com.

Statements in this press release that are not purely historical in nature constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our planned leadership, restructuring of various operating groups and functions, and our goals for reducing costs and maximizing efficiencies.  These forward-looking statements are based upon our plans, estimates and expectations as of September 22, 2008. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates or expectations contemplated by us will be achieved. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause our actual financial or operational results, or the timing of events, to be materially different than those expressed or implied by forward-looking statements.  Important factors that could cause or contribute to such differences include our ability to manage effectively the reconstituted groups and reporting relationships, as well as the other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission (“SEC”), including the factors set forth under the caption “Risk Factors” in our annual report on Form 10-K filed with the SEC on August 28, 2008.  We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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